           Exhibit 10.2

Eaton Vance Corp.

2013 NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

October 4, 2013

as Amended and Restated on October 30, 2015

The purpose of this 2013 Nonqualified Employee Stock Purchase Plan, as amended and restated, (the “Nonqualified ESPP”) is to provide employees of Eaton Vance Corp. (the “Company”) and certain of its subsidiaries who are ineligible to participate in the Company’s 2013 Employee Stock Purchase Plan (the “Qualified ESPP”) with opportunities to purchase shares of the Company’s non-voting common stock (the “Non-Voting Common Stock”), which commenced on November 1, 2013.  One hundred and thirty thousand (130,000) shares of Non-Voting Common Stock in the aggregate have been approved for this purpose, subject to any adjustment pursuant to Section 15 hereof.  Either authorized and unissued shares of Non-Voting Common Stock or issued shares of Non-Voting Common Stock heretofore or hereafter reacquired by the Company may be issued under the Nonqualified ESPP.  This Nonqualified ESPP is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as it may be amended (the “Code”).

1.

Administration.  The Nonqualified ESPP will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”) (See Exhibit A).  The Board or the Committee has authority to make rules and regulations for the administration of the Nonqualified ESPP and its interpretation and decisions with regard thereto shall be final and conclusive.

2.

Eligibility.  All employees of the Company and all employees of any subsidiary of the Company designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Non-Voting Common Stock under the Nonqualified ESPP provided that they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; provided, however, that no employee who is eligible to participate in the Qualified ESPP may participate in this Nonqualified ESPP.  To comply with local law requirements, the 20-hours per week eligibility requirement will not apply to any individual employed by any subsidiary organized in the United Kingdom.  For the avoidance of doubt, employees of non-corporate subsidiaries and subsidiaries less than 50% of the voting power of which is owned by the Company are eligible to participate in this Nonqualified ESPP and employees who own more than 5% of the total combined voting power or value of the stock of the Company or any subsidiary are eligible to participate in this Nonqualified ESPP, provided, in each case, that such employee is customarily employed by the Company or a Designated Subsidiary for more than 20 hours per week and for more than five months in a calendar year (except as set forth above with respect to United Kingdom subsidiaries).  The Company retains the discretion to determine which eligible employees may participate in an offering. See Exhibit A for a list of Designated Subsidiaries.

3.

Offerings.  The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Nonqualified ESPP.  Offerings will begin on or around each November 1 and May 1, or the first business day thereafter (the “Offering Commencement Dates”).  Each Offering Commencement Date will begin a period (a “Plan Period”) that ends on the business day closest to the 6 month anniversary of such Offering Commencement Date during which payroll deductions will be made and held for the purchase of Non-Voting Common Stock at the end of the Plan Period.  The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings and/or choose a different commencement date for Offerings under the Nonqualified ESPP.

4.

Participation.  An eligible employee may participate in any Offering by completing and submitting an online election form with the Company’s authorized agent or otherwise completing and forwarding such other written or electronic payroll deduction authorization form approved by the Company to the employee’s appropriate payroll office, in either case, at least 10 days prior to the applicable Offering Commencement Date.  The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period.  Unless an employee withdraws from the Nonqualified ESPP, the employee’s deductions and purchases will continue at the same rate for future Offerings under the Nonqualified ESPP as long as the Nonqualified ESPP remains in effect.  The term “Compensation” means base compensation, overtime (including shift differentials), retroactive base compensation and vacation payouts and will exclude all other earnings, including, but not limited to, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, dividends on unvested restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items.

5.

Deductions.  The Company will maintain payroll deduction accounts for all participating employees.  All deductions shall be taken out of regular payroll payments and no participant shall be eligible to make any lump sum contributions to the Plan.  With respect to any Offering made under this Nonqualified ESPP, an employee may authorize a payroll deduction in any dollar amount up to a maximum of $961.00 per two-week period during any Plan Period or such shorter period during which deductions from payroll are made.  The Board or the Committee may, at its discretion, designate a higher or lower maximum contribution rate.

6.

Deduction Changes.  Other than to withdraw from participation in an Offering in accordance with Section 8 hereof, an employee may not change his payroll deduction election during any Plan Period.

7.

Interest.  Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

8.

Withdrawal of Funds.  An employee may at any time prior to the close of business on the 10th day prior to the applicable Exercise Date (as defined below) and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering.  Partial withdrawals are not permitted.  The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance.  The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9.

Purchase of Shares.

(a)

Number of Shares.

On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Nonqualified ESPP an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a whole number of shares of Non-Voting Common Stock determined by multiplying $2,083 by the number of full months in the Plan Period (for the avoidance of doubt, such product not to exceed $12,500 per Plan Period if the period is six months in duration) and dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his rights to purchase Non-Voting Common Stock under this Nonqualified ESPP and any employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Non-Voting Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.

(b)

Option Price.

The Board or the Committee shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Non-Voting Common Stock on (i) the Offering Commencement Date or (ii) the Exercise Date, or shall be based solely on the closing price of the Non-Voting Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price.  In the absence of a determination by the Board or the Committee, the Option Price will be 90% of the lesser of the closing price of the Non-Voting Common Stock on (i) the Offering Commencement Date or (ii) the Exercise Date.  The closing price shall be the closing price (for the primary trading session) on any national securities exchange on which the Non-Voting Common Stock is listed.  If no sales of Non-Voting Common Stock were made on such a day, the price of the Non-Voting Common Stock shall be the reported price for the most recent previous day on which sales were made.

(c)

Exercise of Option.

Each employee who continues to be a participant in the Nonqualified ESPP on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Non-Voting Common Stock reserved for the purpose of the Nonqualified ESPP that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d)

Return of Unused Payroll Deductions.  Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Non-Voting Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Nonqualified ESPP, in which case the balance in the employee’s account shall be refunded.

10.

Issuance of Certificates. Shares of Non-Voting Common Stock purchased under the Nonqualified ESPP will held in book entry in an account at the brokerage firm designated by the Company, which account may be in the name of the employee or in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

11.

Rights on Termination of Employment.  If a participating employee's employment ends before the last business day of a Plan Period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee.  In the event of the employee’s death before the last business day of a Plan Period, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to such beneficiary or beneficiaries as the employee has designated in writing during his or her lifetime to the Company (each a “Designated Beneficiary”); (b) if there is no such Designated Beneficiary, to his or her surviving spouse; (c) if none, to the executor or administrator of the employee’s estate; or (d) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate.

12.

Optionees Not Stockholders.  Neither the granting of an Option to an employee nor the deductions from his or her pay shall make such employee a stockholder of the shares of Non-Voting Common Stock covered by an Option under this Nonqualified ESPP until he or she has purchased and received such shares.

13.

Options Not Transferable.  Options under this Nonqualified ESPP are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14.

Application of Funds.  All funds received or held by the Company under this Nonqualified ESPP may be combined with other corporate funds and may be used for any corporate purpose unless expressly forbidden by the law of the country of domicile of the Designated Subsidiary.

15.

Adjustment for Changes in Non-Voting Common Stock and Certain Other Events.

(a)

Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Non-Voting Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Nonqualified ESPP, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Board or the Committee.

(b)

Reorganization Events.

(1)

Definition.  A “Reorganization Event” shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Non-Voting Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Non-

Voting Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)

Consequences of a Reorganization Event on Options.  In connection with a Reorganization Event, the Board or the Committee may take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines:  (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Non-Voting Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (i) the Acquisition Price times (ii) the number of shares of Non-Voting Common Stock that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Non-Voting Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Non-Voting Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Non-Voting Common Stock for each share of Non-Voting Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Non-Voting Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Non-Voting Common Stock as a result of the Reorganization Event.

16.

Amendment of the Nonqualified ESPP.  The Board may at any time, and from time to time, amend or suspend this Nonqualified ESPP or any portion thereof.

17.

Insufficient Shares.  If the total number of shares of Non-Voting Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Nonqualified ESPP exceeds the maximum number of shares issuable under this Nonqualified ESPP, the Board or the Committee will allot the shares then available on a pro-rata basis.

18.

Termination of the Nonqualified ESPP.  This Nonqualified ESPP may be terminated at any time by the Board.  Upon termination of this Nonqualified ESPP all amounts in the accounts of participating employees shall be promptly refunded.

19.

Governmental Regulations.  The Company’s obligation to sell and deliver Non-Voting Common Stock under this Nonqualified ESPP is subject to listing on a national stock exchange (to the extent the Non-Voting Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20.

Governing Law.  The Nonqualified ESPP shall be governed by Maryland law except to the extent that such law is preempted by federal law.

21.

Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Non-Voting Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22.

Restriction on Sale of Shares / Notification upon Sale of Shares.  No participating employee shall be permitted to sell any shares of Non-Voting Common Stock purchased under the Nonqualified ESPP until the earliest of (i) the first anniversary of the Exercise Date on which the shares were purchased; (ii) the participating employee’s death; and (iii) the date on which the participating employee presents proof satisfactory to the Company that he or she has either become disabled within the meaning of Section 22(e)(3) of the Code or needs such shares on account of Hardship.  For purposes of the Nonqualified ESPP, “Hardship” shall mean the occurrence of one or more of the following events (a) a death within the participating employee’s immediately family; (b) extraordinary medical expenses for one or more members of the participating employee’s immediately family which are not covered by insurance programs sponsored by the Company; (c) the education costs of one or more of the participating employee’s family; (d) the purchase or renovation of a principal place of residence of the participating employee; or (e) such other financing emergency needs as may be approved by the Company on a uniform and nondiscriminatory basis.  The Company, in its discretion, shall either issue (either in certificated form or in book entry) shares of Non-Voting Common Stock purchased under the Nonqualified ESPP with a legend indicating that they are non-transferable except as indicated in this Section 22(a) (and then shall reissue such shares without the restrictive legend once any of the events listed at (i), (ii) or (iii) has occurred) or hold such shares in escrow pending their release to the participating employee (or, if the participating employee has died, (a) to his or her Designated Beneficiary, (b) if there is no such Designated Beneficiary, to his or her surviving spouse; (c) if none, to the executor or administrator of the employee’s estate; or (d) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate).

23.

Grants to Employees in Foreign Jurisdictions.  The Company may, to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are different than the terms of Options granted under the Nonqualified ESPP to employees of the Company or a Designated Subsidiary who are resident in the United States.  Notwithstanding the preceding provisions of this Nonqualified ESPP, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Nonqualified ESPP if the grant of an Option under the Nonqualified ESPP to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction.  The Company may add one or more appendices to this Nonqualified ESPP describing the operation of the Nonqualified ESPP in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

24.

Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Nonqualified ESPP with respect to one or more Designated Subsidiaries.

25.

Withholding.  Each participating employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Nonqualified ESPP.  The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

27.

Effective Date.  The Nonqualified ESPP shall take effect on October 4, 2013.  It was initially adopted by the Board of Directors on October 3, 2013 and approved by the stockholders on October 4, 2013.  The Nonqualified ESPP, as amended and restated, shall take effect on October 30, 2015, the date it was approved by the stockholders; it was initially approved by the Board of Directors on October 28, 2015.

EXHIBIT A

Initial actions taken by the Board, and approved by the Voting Stockholders, effective October 4, 2013.

Pursuant to Section 1 of the Nonqualified ESPP, the Board appoints the Management Committee to administer the Nonqualified ESPP.

Designated Subsidiaries are as follows:

Eaton Vance Advisers International Ltd.

Eaton Vance Management International Limited

Eaton Vance Management International (Asia) Pte. LTD

Eaton Vance Australia Pty. Ltd.

Atlanta Capital Management Company LLC

Parametric Portfolio Associates LLC

.